UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 9, 2005

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois		60061
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Definitive Material Agreement.

Effective May 9, 2005, Zebra Technologies Corporation (the “Company”) entered into an Executive Employment Agreement with Bruce R. Ralph.  Mr. Ralph will serve in the position of Vice President, Human Resources of the Company and shall report to the Chief Executive Officer.  The term of Mr. Ralph’s employment under the employment agreement is indefinite and is at-will.

For performance of his duties, Mr. Ralph will receive a base salary of $220,000 per year and incentive, health and welfare benefits accorded other officers of the Company.  He will also be eligible for a bonus in accordance with the Company’s management bonus plan, with a target of 40% of base salary.  On May 9, 2005, the Company granted Mr. Ralph stock options to purchase 16,471 shares of the Company’s common stock.  In addition, if Mr. Ralph achieves his performance goals for his first year of employment with the Company, the Company will grant him stock options with a value not less than $300,000 based on the closing price of the Company’s common stock following the conclusion of Mr. Ralph’s one year anniversary date or such earlier date as may be determined by the Compensation Committee of the Board of Directors.  The options will be issued under the Company’s 1997 Stock Option Plan.

If Mr. Ralph is terminated by the Company without Cause or by Mr. Ralph for Good Reason, as such terms are defined in the employment agreement, Mr. Ralph will be entitled to a twelve-month continuation of his base salary at the time of termination, reduced by any amount payable to him under any severance plan or arrangement maintained by the Company.  Pursuant to his employment agreement, Mr. Ralph will be subject to confidentiality requirements during and after his employment with the Company and shall also be subject to non-competition and non-solicitation restrictions for 12 months following termination of his employment with the Company.

The description contained above is qualified in its entirety by reference to the employment agreement attached as Exhibit 10.1 hereto and made a part hereof.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1.	Executive Employment Agreement between Zebra Technologies Corporation and Bruce Ralph, effective as of May 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: May 10, 2005	By:	/s/ Edward L. Kaplan
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Executive Employment Agreement between Zebra Technologies Corporation and Bruce Ralph, effective as of May 9, 2005.